Exhibit 10.13

DATED	1st October 2010

PARAMETRIC TECHNOLOGY (UK) LIMITED

- and -

Marc Diouane

EMPLOYMENT AGREEMENT

CONTRACT OF EMPLOYMENT AND STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT PURSUANT

TO S1 EMPLOYMENT RIGHTS ACT 1996

THIS AGREEMENT is made on October 1st, 2010

BETWEEN:

(1)	Parametric Technology (UK) Limited (registered number 02513030) whose registered office is at 1st Floor, The Hub, Fowler Avenue, Farnborough, GU14 7JF, UK (the “Company”); and

(2)	Marc Diouane (“You”).

WHEREAS:

A.	You were employed by Parametric Technology SA (PTSA) in the position of Divisional Vice President Sales, International. By mutual consent the terms of your employment relationship with PTSA was suspended with effect from December 31, 2007 and under the terms of an amendment to your employment agreement with PTSA your employment commenced with the Company with effect from January 1, 2008.

B.	You have been offered the position of Executive Vice President – Global Services with effect from October 1, 2010. The terms of the Offer Letter together with associated documents relating to your employment with Parametric Technology Corporation (“PTC”) are attached as Exhibit A to this Agreement (the “Offer Letter”).

C.	The terms of your employment with the Company shall continue under the terms of this Agreement which supersedes and replaces the terms of your employment agreement with the Company dated January 1, 2008 (as amended) until March 31, 2011 at which point your employment with the Company shall terminate and your employment will be transferred to PTC under the terms of the Offer Letter.

D.	This Agreement constitutes the statement of employment particulars which the Company is required to give under s1 Employment Rights Act 1996.

IT IS AGREED:

1.	Prior Agreements

1.1	This Agreement shall take effect in substitution for all previous agreements and arrangements (whether written, oral or implied) between you and the Company relating to your employment which shall be deemed to have been terminated by mutual consent with effect from October 1, 2010. You acknowledge that, on entering into this Agreement, you have no outstanding claims against the Company or any Associated Company.

1.2	In consideration of you accepting the position of Executive Vice President- Global Services on the terms of the Offer Letter, you have agreed to

(a)	the termination of your employment agreement with PTSA and all rights of reemployment that may exist under that agreement, with effect from 23:59hrs on September 30, 2010 and, you have agreed to execute the letter of termination in the form attached as Exhibit B.

(b)	the termination of the “Change in Control Agreement” between PTC and you, dated August 19, 2008. You agree to execute the Termination of Change in Control Agreement in the form attached as Exhibit C to evidence the termination of the Change in Control Agreement.

1.3	Your previous employment with an Associated Company counts as part of your continuous employment. The date on which your continuous employment commenced is therefore August 16, 1994.

2.	Appointment

2.1	With effect from October 1, 2010 you are employed by the Company as the Executive Vice President –Global Services reporting to the President and CEO of PTC.

2.2	Your employment is subject to you being legally able to work in the UK and not being bound by other contractual obligations that would affect your ability to perform your duties and carry out your responsibilities under this contract including visiting and supporting PTC’s operations globally.

3.	TERM AND TERMINATION

3.1	You will be employed by the Company from October 1, 2010 until March 31, 2011 only (unless terminated earlier in accordance with the terms of this Agreement), at which point your employment with the Company shall automatically terminate. With effect from April 1, 2011 your employment will be transferred to PTC under the terms of the Offer Letter.

3.2	The required notice period for termination of the contract, by either party, for the duration of the employment agreement is one months’ written notice.

3.3	Paragraph 2 “Termination of Employment without Cause” as set out in the Executive Agreement (included in the Offer Letter), shall apply during the term of the Agreement. For the avoidance of doubt, no severance payment or compensation of any form shall apply on the expiry of this Agreement.

It is the intention of the parties that the sums payable under the terms of this Clause 3.3 represent a fair and reasonable assessment of the possible damages that you may suffer as a result of the termination of your employment and in full and final settlement of any claim that you may have arising out of your employment with the Company (or any Group Company being a subsidiary of Parametric Technology Corporation situated anywhere in the world) or its termination (except with regard to any claim for personal injury or pension payments) including any statutory redundancy payment. In the event that you bring a claim against the Company or any Group Company relating to your employment with the Company or any Group Company or its termination or matters arising during your employment with the Company or any Group Company, all sums paid under this Clause shall either become immediately repayable to the Company on demand or, if not repaid, shall be set off against any severance payment you may be entitled to or award for damages or other compensation that you may receive.

3.4	All amounts payable under 3.3 will cover any prejudice against your employment relationship with any subsidiary of PTC worldwide, and is therefore provided in full and final settlement against any employment litigation claim that you may otherwise bring.

4.	DUTIES

4.1	During your employment under this Agreement you shall:

(a)	perform the duties and exercise the powers and functions which from time to time may reasonably be assigned to you by the Company;

(b)	during working hours devote the whole of your time, attention and ability to your duties under this Agreement;

(c)	faithfully and loyally serve the Company to the best of your ability and use your utmost endeavours to promote its interests and those of any Associated Company in all respects;

(d)	not engage in any activities which could detract from the proper performance of your duties under this Agreement, nor without the prior written consent of the President and CEO of PTC engage or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever including as director, shareholder, principal, consultant, agent, partner or employee of any other person, firm or company (save as the holder for investment of any securities which do not exceed three per cent in nominal value of the issued share capital or stock of any class of any company quoted on a recognised stock exchange). Your existing interest in two French registered real estate investment companies SCI famille DIOUANE and EURL DIOUANE PATRIMOINE is noted and shall not be deemed to be in contravention of the terms of this clause.

4.2	Notwithstanding the provisions of clause 3.1 the Company shall during any period of notice served under clause 3 or any investigatory or disciplinary enquiry, be under no obligation to assign to or vest in you any powers, duties or functions or to provide any work for you and may suspend you from the performance of any duties and/or exclude you from any premises of the Company. During the period of any such suspension or exclusion you shall remain an employee of the Company, shall continue to receive the salary and benefits provided to you in the course of your employment under this Agreement (save that where you have been suspended to enable a disciplinary process to take place, you will not receive any bonus that may otherwise have been due to you during such period of suspension and shall only be paid to you upon completion of the process provided this has not resulted in your dismissal) and shall remain bound by all the terms of your employment under this Agreement (including the undertaking in clause 4.1(d) not to engage or be concerned or interested directly or indirectly in any other trade, business or occupation).

5.	HOURS

5.1	Your hours of work shall be the normal hours of work of the Company which are from 9 am to 5:30 pm Monday to Friday together with such additional hours (without additional remuneration) as may be necessary for the proper performance of your duties. Whilst these are the Company’s normal working hours, it is recognised by both parties that, given the international nature of your role, you may be required to work different hours in order to support Parametric Technology Corporation’s business in different time zones.

5.2	You agree that the maximum weekly working time as set out in regulation 4 of the Working Time Regulations 1998 shall not apply in relation to your employment.

6.	PLACE OF WORK AND TRAVEL

6.1	You shall perform your duties at the offices of the Company or the offices of other subsidiaries of PTC as the role may demand from time to time or elsewhere as the Company may reasonably require. Your initial office location shall be in Farnborough, however it is recognised by both parties that your role will require you to spend a considerable part of your time away from this office.

6.2	You will be required to undertake extensive travel both within the United Kingdom and globally in the proper performance of your duties.

7.	REMUNERATION

Remuneration for your services under this Agreement shall be as set out in the Offer Letter. All sums payable to you under the terms of this Agreement shall be paid to you in Euros.

Sums that are denominated in US Dollars in the Offer Letter shall be converted (at the Company’s expense) first into Pounds Sterling at the rate of 1.56615. Subsequent to the UK payroll being processed in Pounds Sterling, the net remittance will be converted (at the Company’s expense) in to Euros at the Company’s Internal ISR Rate for the month of the payment.

7.1	For the purposes of the Employment Rights Act 1996 and otherwise, you consent to the deduction of any sums due by you to the Company at any time from your salary or any other payment due from the Company to you (including but not limited to outstanding expenses, bonus or commission payments) and you also agree to make any payment to the Company of any sums due from you to the Company upon demand by the Company at any time.

8.	PERSONAL TAXATION:

You will be responsible for personal tax liability in all jurisdictions worldwide. Tax preparation assistance will be provided by the Company’s designated tax consultant at the Company’s expense for the term of this Agreement. Following the expiry of this Agreement, you will continue to receive tax preparation assistance relating to your remuneration during the term of your employment with the Company under the terms of the Offer Letter.

9.	PENSION AND INSURANCE BENEFITS

For the term of this Agreement, you shall be entitled to the following benefits:

9.1	You shall be entitled to be a member of the Company’s Group Personal Pension Scheme (the “Scheme”), particulars of which may be obtained from the Human Resources Department. Membership of the Scheme shall be subject to the provisions of the Scheme as amended from time to time (including without limitation the Scheme’s powers of amendment and termination). The Company shall make contributions at a rate equal to a percentage of gross monthly salary into the Scheme as set out in the benefits policy that applies from time to time.

9.2	The Company shall provide you with medical insurance, long term disability insurance and life assurance, particulars of which may be obtained from the Human Resources Department. Participation in any such insurance scheme is subject to its terms and conditions from time to time in force and without prejudice to the Company’s right to vary the provision of such benefits in its absolute discretion (provided that, in overall terms, the benefit is no less favourable to you) and may be dependent on you registering with the provider of the scheme.

9.3	The Company shall have no liability to pay any benefit to you under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme. Should you receive any payments under any long term disability or similar policy provided by the Company, the Company reserves the right to change any of the terms and conditions of your employment including your duties and job description or to appoint a permanent replacement to carry out some or all of your duties under this Agreement. Once in receipt of such payments, you will not be entitled to any other contractual benefit from the Company (including contractual holiday in excess of your minimum statutory entitlement, Company pension contributions, life assurance etc). The Company shall be under no obligation to allow you to return to perform your duties if payments under such a policy are terminated for any reason.

9.4	The provision of any insurance scheme does not in any way prevent the Company from lawfully terminating this Agreement in accordance with the provisions of clause 3 even if to do so would deprive you of membership of or cover under any other scheme.

10.	COST OF LIVING ALLOWANCE

You will cease to be entitled to a Cost of Living Allowance with effect from September 30, 2010.

11.	EXPENSES

11.1	Except for expenses covered by clause 11.2 below, the Company shall reimburse all travelling, hotel, entertainment and other expenses properly and reasonably incurred by you in the performance of your duties under this Agreement and properly claimed and vouched for in accordance with the Company’s expense reporting procedure in force from time to time.

11.2	As your role will require significant business travel to Needham, Massachusetts between October 1, 2010 and March 31, 2011, you will be eligible to be reimbursed for temporary accommodation in a fully furnished apartment, with a maximum monthly reimbursement of $5,000 for such apartment, plus parking expenses up to a maximum of $500 per month. In addition, you will be eligible to be reimbursed for a car rental and meals for that time period subject to the applicable policy for business travel and expenses.

12.	CAR ALLOWANCE

The Company shall pay to you a car allowance at the rate of £ 1500 per month, payable in advance by equal monthly instalments and subject to applicable deductions. This car allowance shall not be an addition to salary and shall not count towards any salary related benefits or compensation, including without limitation your pension. You shall be entitled to apply for a Fuel Card in accordance with the Car Allowance policy in force from time to time.

13.	HOLIDAYS AND HOLIDAY PAY

13.1	In addition to the normal English Bank and public holidays you shall be entitled to 13 working days paid holiday during the term of this contract less any paid holiday days you have already taken with respect to Fiscal 2011, including those advanced to you and taken in Fiscal 2010. All such holiday to be taken at such time or times as may be agreed with the President and CEO of PTC. If by March 31, 2011 you have any unused days holiday, these may be carried over to your engagement with PTC and will be subject to PTC’s Paid Time-Off Policy.

13.2	You should give reasonable notice of holiday and may only take up to 10 working days at any one time, unless agreed otherwise by the President and CEO of PTC. Any holiday entitlement that has not been used by the end of your employment with the Company or which you have not been authorised to carry forward to your engagement with PTC shall be forfeited without pay.

14.	SICKNESS/INCAPACITY

14.1	If you are prevented by illness, accident or other incapacity from properly performing your duties under this Agreement you shall report this fact as soon as reasonably practicable to your line manager. You are required to notify the Company of your absence by 10am on the first day of your absence and to complete a self-certification form in respect of any absence up to seven days and to provide appropriate doctor’s certificates in respect of any period of absence in excess of seven days.

14.2

If you are absent from your duties under this Agreement owing to illness, accident or other incapacity duly certified in accordance with the provisions of clause 14.1, the Company shall continue to provide all benefits under this Agreement (excluding bonus) and to pay your full annual salary during any period or periods of such absence up to a maximum aggregate of 65 working days in any period of 12 months and half your annual salary for a further aggregate of 65 working days in any period of 12 months. Such payments shall be inclusive of any Statutory Sick Pay to which you may be entitled and the Company may deduct from such payments the amount of any social security benefits you may receive or may be entitled to receive and any sums payable to you under any policy of long term disability insurance.

14.3	You agree to submit to a medical examination conducted by a doctor nominated by the Company, at the Company’s expense should this be required by the Company. The Company reserves the right to cease payment of Company sick pay if it is advised by the doctor that you are fit to return to work.

15.	GRATUITIES/GIFTS

You must not accept any form of personal remuneration, including, but not limited to, cash, gifts, gratuities or trips from any third party who is directly or indirectly connected with the Company or any Associated Company.

16.	COMPANY POLICIES AND CODE OF BUSINESS CONDUCT & ETHICS

You must familiarise yourself and act in accordance with the Company policies (which may be local to your country of work or will otherwise be the equivalent corporate policy), including but not limited to the Code of Business Conduct & Ethics, in force from time to time. Breach by you of any of the Company policies may result in disciplinary action.

17.	OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

Upon the termination of your employment under this Agreement for whatever reason or at any time after notice of termination has been given under clause 3, you shall deliver up to the Company all vehicles, keys, credit cards, correspondence, documents, specifications, reports, papers, records, business cards (your own and those of third parties received by you during your employment with the Company), training and demonstration material (including any computer materials such as discs or tapes) and all copies of them and any other property belonging to the Company or any Associated Company which may be in your possession or under your control and any such property belonging to others which may be in your possession or under your control and which relates in any way to the business or affairs of the Company or any Associated Company or any supplier, agent, distributor or customer of the Company or any Associated Company and you shall not without the written consent of the Company retain any copies of such property. You agree to attend a hand over meeting with your line manager upon termination of your employment and to hand over all your duties in good faith.

18.	GRIEVANCE AND DISCIPLINARY PROCEDURES

The Company’s disciplinary and grievance procedures are set out in separate documents which are available to you on request from the Human Resources Department.

19.	COLLECTIVE AGREEMENTS

There are no collective agreements in existence which affect your employment with the Company.

20.	INTERPRETATION

In this Agreement:

“Associated Company” means any company which for the time being is:

(a)	a holding company (as defined by section 736 of the Companies Act 1985) of the Company; or

(b)	any subsidiary (as defined by section 736 of the Companies Act 1985) of any such holding company or of the Company; or

(c)	a company over which the Company or any holding company has control within the meaning of section 840 of the Income and Corporation Taxes Act 1988.

21.	THIRD PARTY RIGHTS

Nothing in this agreement confers on any third party any benefits under the provisions of the Contracts (Rights of Third Parties) Act 1999.

22.	APPLICABLE LAW

English law shall apply to this Agreement and the parties submit to the exclusive jurisdiction of the English Courts.

23.	OFFER LETTER AND EMPLOYMENT AGREEMENT

In addition to the terms of this Agreement you shall be bound by the terms of the Offer Letter. In the event of any conflict between the terms of this Agreement and the terms of the Offer Letter, the terms of this Agreement shall apply.

The Company and Marc Diouane agree to the terms set out above.

/s/ Debi Myland	dated:	1st October 2010
Debi Myland for and on behalf of the Company

/s/ Marc Diouane	dated:	1st October 2010
Marc Diouane